Exhibit 23

Seventh Amended and Restated Owens-Illinois, Inc.

Long-Term Savings Plan

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 033-57139, 333-67377, 333-69624 and 333-170220)  pertaining to the Seventh Amended and Restated Owens-Illinois, Inc. Long Term Savings Plan of our report dated June 7, 2017, with respect to the financial statements and schedule of the Seventh Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Toledo, Ohio

June 7, 2017